Exhibit 99.1

Media Contact:	Investor Relations Contact:
Cindy Wakefield	Chip Wochomurka
(615) 614-4862	(615) 614-4493
Cindy.Wakefield@healthways.com	Chip.Wochomurka@healthways.com

Healthways, Inc. Announces Organizational Structure

Executive Leadership Team Aligned to Execute "A-B-C" Strategy

NASHVILLE, Tenn. (Sept. 19, 2016) – In less than two months after divesting its Total Population Health Business to Sharecare, Healthways, Inc. (NASDAQ: HWAY) announced a new organizational structure that will allow the company to more effectively execute its strategy to drive growth and strong financial performance.

"With a heightened emphasis on targeted population health for the 50+ population, our new organizational structure will support Healthways, Inc.'s 'A-B-C' strategy designed to add new members and build engagement among current members in our existing three networks - SilverSneakers®, Prime® Fitness and Physical Medicine - while at the same time identifying ways to collaborate with partners to develop new products and services," said Donato Tramuto, Chief Executive Officer of Healthways.

In addition to Robert E. Dries, who was recently named Chief Financial Officer, and Chief Legal Officer Mary Flipse, the following leaders and/or roles will report to Tramuto:

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With a focus on adding and retaining membership in Healthways, Inc.'s existing three networks, Steve Janicak has been named the Chief Growth Officer, effective immediately. Janicak is responsible for driving top-line growth through sales and client relations, and joins Healthways, Inc. from CareCentrix, where he served as Chief Sales and Marketing Officer. He has more than 30 years of sales and marketing leadership experience, with specific expertise in working with Medicare and managed care clients.

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Paul Edmisten has been named Chief Information Officer, responsible for all aspects of information technology (IT), data management and business intelligence strategy. Edmisten has served as the interim chief information and technology officer at Healthways, Inc. for 12 months in a consulting role, and has more than 30 years of experience enabling, transforming and delivering technology for large organizations.

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The Chief Experience Officer (CXO) will be responsible for driving member engagement and utilization of products and services by creating memorable experiences for the members. By using consumer data, evidence-based principles of behavior change and experience design, the CXO will lead the development of digital and traditional media and marketing campaigns aimed at increasing sustained engagement with members. Healthways, Inc. is currently conducting an executive search for the CXO, while 27-year Healthways, Inc. veteran Janet Calhoun serves in the role on an interim basis.

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Healthways, Inc. Announces Organizational Structure

September 19, 2016

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The Chief Operating and Product Officer will be responsible for the end-to-end delivery of all services and products. This includes oversight of Healthways, Inc.'s extensive network system, customer service, delivery of the three-primary service lines (SilverSneakers®, Prime® Fitness, and Physical Medicine), as well as human resources. Healthways, Inc. conducted an executive search for the Chief Operating and Product Officer, and expects to announce the new officer in the coming weeks.

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Current Network Solutions Chief Operating Officer Joy Powell will transition to Executive Advisor to the CEO. In this role, Powell will focus on the further development of partnership opportunities within Healthways, Inc.'s current client footprint.

As a result of Healthways, Inc.'s strategic direction and organizational alignment, Sid Stolz, President of Network Solutions, left the company effective September 15, 2016.

"I would like to thank Sid for his leadership of our legacy Network Solutions business. His energy, passion and strategic guidance during this past year continued driving the growth of Network Solutions, and SilverSneakers remains the premier fitness network for Americans 65 and older," said Tramuto.

"I am excited to welcome Steve and Paul to our leadership team. They both bring a tremendous amount of experience and will play pivotal roles in the execution of our strategy moving forward. We hope to fill the Chief Operations Officer and Chief Experience Officer roles as quickly as possible, as each are critical to our ongoing success," Tramuto continued.

About Healthways, Inc.
Healthways, Inc., (NASDAQ: HWAY), is a leading provider of fitness and health improvement programs, with strong capabilities in developing and managing network solutions. Through its existing three networks, SilverSneakers® - the nation's leading fitness program for older adults, Prime® Fitness and Physical Medicine, Healthways, Inc. is focused on targeted population health for those 50 and over. With more than 13.5 million Americans eligible for SilverSneakers, over 10,000 fitness centers in the Prime Fitness Network, and approximately 30 years of clinical and operational expertise in the management of physical medicine benefits including chiropractic services, physical therapy, occupational therapy, speech therapy and complementary alternative medicine (CAM) services, the company touches millions of consumers across the country and works directly with hundreds of healthcare practitioners and many of the nation's largest payers and employers.